Special Meeting of Shareholders (unaudited)

A special meeting of shareholders of the Growth
Fund series of WM Variable Trust was convened on February 7, 2002, at which shareholders approved three new Sub-advisory Agreements, as described in the Prospectus/Proxy Statement.

To approve the Sub-advisory Agreement relating to the Fund among the Fund, WM Advisors, Inc. and
Columbia Management Company.


			Affirmative 	Against      Abstained 	    Total
Voted Shares 		7,160,690.269	250,081.750  666,803.891    8,077,575.910
% of Outstanding Shares 88.649%		3.096%	     8.255%	    100.000%
% of Shares Voted	88.649%		3.096%	     8.255%	    100.000%

To approve the Sub-advisory Agreement relating to the Fund among the Fund, WM Advisors, Inc. and
OppenheimerFunds, Inc.


			Affirmative	Against	     Abstained	    Total
Voted Shares		7,323,938.078	205,493.531  548,144.301    8,077,575.910
% of Outstanding Shares	90.670%		2.544%	     6.786%	    100.000%
% of Shares Voted	90.670%		2.544%	     6.786%	    100.000%


To approve the Sub-advisory Agreement relating to the Fund among the Fund, WM Advisors, Inc. and
Janus Capital Management.


			Affirmative	Against      Abstained	    Total
Voted Shares		7,262,386.951	243,135.034  572,053.925    8,077,575.910
% of Outstanding Shares	89.908%		3.010%	     7.082%	    100.000%
% of Shares Voted	89.908%		3.010%	     7.082%	    100.000%